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August 31, 2000

Board of Directors
Integrity Life Insurance Company
515 West Market Street
Louisville, KY 40202

Gentlemen:

This Opinion of Counsel is in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form N-4 for the variable annuity contract to be issued by Integrity Life Insurance Company and its separate account, Separate Account I of Integrity Life Insurance Company.

We have made such an examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Integrity Life Insurance Company Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
          Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments paid by an owner pursuant to a policy issued in accordance with the prospectus contained in the registration statement and upon compliance with applicable law, such an owner will have a legally-issued, fully paid, non-assessable contractual interest under such policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the registration statement.

Sincerely

/s/ G. Stephen Wastek
G. Stephen Wastek
Assistant General Counsel
Integrity Life Insurance Company